Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into this 9th day of December 2008 by and between Sunil Y. Widge, PhD (“Consultant”) of 97 Frederickville Road, Mertztown, Pennsylvania 19539 and Carpenter Technology Corporation (“Carpenter”), a Delaware corporation that maintains its principal place of business in Reading, Pennsylvania

Recitals

WHEREAS, Consultant has been employed for many years by Carpenter in management and executive posts, including service as Carpenter’s Chief Technology Officer; and

WHEREAS, Consultant has elected voluntarily to retire from his position as Senior Vice President and Chief Technology Officer, effective January 31, 2009; and

WHEREAS, Carpenter recognizes that Consultant possesses certain knowledge, information, experience and personal and business relationships that may be valuable alternatively to Carpenter or, if he is lured elsewhere, to persons or businesses that compete with Carpenter in trade or commerce; and

WHEREAS, the parties, for their mutual convenience and to facilitate their respective goals and objectives, desire to, and will, enter into a written agreement that will extend their relationship beyond the period of Carpenter’s actual employment of Consultant.

NOW, THEREFORE, in consideration of the mutual covenants and promises detailed below, the parties agree as follows:

Services

1.
The Consultant shall continue to work as an at will employee of Carpenter until January 31, 2009.  Consultant shall continue to hold the title of “Senior Vice President and Chief Technology Officer” and his salary, benefits and other compensation terms shall not be altered by Carpenter during that period.  Effective January 31, 2009, Consultant shall voluntarily retire as an active employee of Carpenter and he may seek retirement benefits under one or more of the existing Carpenter retirement plans.  Carpenter shall accept Consultant’s retirement notice on that occasion and, if asked and if Consultant qualifies at the time, it shall facilitate Consultant’s retirement under one or more of its existing retirement plans.  On the occasion of his retirement, Carpenter shall immediately accelerate the vesting of Consultant’s existing restricted stock interests in accordance with the terms of the plans and agreements that govern or affect those equity interests.  The parties specifically recognize and agree that certain stock options that were granted to Consultant during June 2008 shall lapse and become null, void and unenforceable on that occasion because Consultant has not satisfied an employment term predicate.

2.
Beginning on the date he executes this Agreement and continuing until the date he voluntarily resigns or retires, Consultant shall report to its Chief Executive Officer and to other Carpenter executives designated by her.  The terms and conditions of Consultant’s employment relationship with Carpenter will not change if he complies fully throughout this period with the Code of Conduct applicable to all Carpenter employees.  If Consultant violates any material term of the Code of Conduct, Carpenter may discipline him, it may terminate Consultant as an employee, and it may then unilaterally declare all or any of the terms of this Agreement null, void and unenforceable.  If Consultant complies fully with the terms of Carpenter’s Code of Conduct during this period, he shall be permitted to retire as detailed above and, if he is eligible under existing plans, he may collect retirement benefits at that time or, if appropriate, at a later date.

3.
Beginning on February 1, 2009 and continuing through January 31, 2012, Consultant shall become an independent contractor who may use the title “Chief Technology Officer Emeritus” in ways that will not mislead the public concerning his actual status as an independent contractor and who will serve Carpenter, and its affiliates and subsidiaries, exclusively in the following roles:

a.)
He will assist Carpenter and members of its leadership team in all matters reasonably related to the analysis, evaluation and actual acquisition of other businesses or business interests or business relationships; and

b.)	He will provide technical consulting services to Carpenter; and

c.)	He will, as requested, represent Carpenter and its interests in industry or technical organizations, associations or groups; and

d.)	He shall accept such other assignments as the Carpenter Chief Executive Officer may from time to time deliver to him, if they reasonably relate to any job he held while employed by Carpenter.

Consultant shall not accept any other job, appointment (public or private) or any paid or unpaid consulting relationship during this term without first obtaining Carpenter’s written consent, which shall not be unreasonably withheld if any opportunity does not conflict with Carpenter’s business interests or the Consultant’s ability to perform under this Agreement.  Throughout this period, Consultant shall work on Carpenter assignments no less than an average of eighty hours per month throughout the period of his consultancy, namely from February 1, 2009 through the end of this Agreement.  He shall present a written summary of his hours and tasks to Carpenter at the end of each quarter.  Carpenter shall assign Consultant suitable space within its facilities for use throughout the term of this Agreement.  (It is not expected that Consultant always will work while he is physically present at a Carpenter facility; it is expected that he occasionally will work elsewhere on Carpenter projects.)  Upon request, Carpenter shall deliver to Consultant sufficient supplies and equipment to perform tasks assigned to him under, or in connection with, this Agreement.  These items will be delivered to Consultant with the understanding that they will be used only in connection with his work for Carpenter; that these items shall remain Carpenter’s property; and that he has no proprietary interests in them.

Term

4.
Unless terminated earlier as detailed elsewhere in this text, the work and consulting terms of this Agreement shall not terminate or end before January 31, 2012.  Carpenter’s obligations to make these payments to Consultant shall continue until any termination of this Agreement.  Carpenter will be relieved of this obligation only if it a) properly terminates this Agreement as detailed below; b) if the Consultant becomes permanently disabled and is not able to perform the duties required by this Agreement; or c) if the Consultant dies.

Consideration

5.
Carpenter shall pay Consultant a total of One Million Five Hundred Seventy-Five Thousand United States Dollars (US$1,575,000) throughout the term of this Agreement for his services as an independent contractor.  This sum shall be made in the following installments.  First, Carpenter shall pay Three Hundred Thirty Thousand Dollars ($330,000) to him no later than February 1, 2009.  Thereafter, Carpenter shall pay him Thirty-Five Thousand Five Hundred Seventy-One Dollars (US$35,571) on the last business day of each month for thirty-five months commencing during March 2009.  Consultant promises to pay all federal, state or local income taxes related to these revenues, and he promises to indemnify, defend and hold Carpenter harmless if his timely failure to do so causes Carpenter any actual or threatened liability.  Consultant also may recover from Carpenter all expenses reasonably incurred by him in connection with his assigned duties.  With the exception of secretarial services, Consultant will be reimbursed for out-of-pocket expenses in the same ways, and at the same rates, as persons who hold the title “Senior Vice President” or the equivalent at the time the expense actually is incurred by Consultant.  Consultant may not recover from Carpenter any expenses associated with secretarial or administrative support or related expense.  Carpenter may require Consultant to produce acceptable evidence of an expense before any reimbursement will be made to him.

6.
In addition to the monthly cash consideration and for the duration of this Agreement, Carpenter will provide medical and prescription benefits to Consultant and eligible family members according to the same terms and conditions that those benefits are provided to active senior members of the Carpenter team.

Consultant’s Promises

7.	Throughout the term of this Agreement, and for a three year period following its termination for any reason, Consultant shall not, directly or indirectly:

a.)	Cause, induce or encourage any employee to leave his or her employment with Carpenter or any of its affiliates or subsidiaries; or

b.)
Hire any person who was an employee of Carpenter or any of its subsidiaries or affiliates as of the date of his termination, except he may hire any person whose employment was terminated involuntarily by Carpenter, provided that person was not terminated for cause; or

c.)	Cause, induce or encourage any customer, licensee or other business relation to cease or reduce its level of business activity with Carpenter; or

d.)
Affirmatively encourage any person or entity reasonably to conclude that he is a Carpenter employee following his retirement or in connection with the use of the title “Chief Technology Officer Emeritus.”

8.
Consultant acknowledges that Carpenter and its subsidiaries and affiliates are engaged in extremely competitive specialty alloys, powdered metal products or titanium businesses throughout the world.  Based on this recognition and other considerations, Consultant promises and agrees that, throughout the term of this Agreement and for three years after its termination for any reason, he will not engage, directly or indirectly, in any business or activity that competes in trade or commerce with Carpenter or any of its affiliates or subsidiaries.  This restriction on Consultant’s ability to compete with Carpenter or any of its affiliates or subsidiaries is restricted to those places where Carpenter or any of its affiliates or subsidiaries actually does business and to those places where those enterprises actively seek to do business at the time of the activity contemplated by Consultant or persons associated with him.

9.
If any court of competent jurisdiction concludes that either the duration or scope of the restrictions established by paragraph 8 are not enforceable, the parties agree that the court may modify those terms to impose the maximum term or scope allowable under the applicable law.

10.
If Consultant commits a material breach of paragraphs 8 or 12, Carpenter may seek and obtain any remedy available under law in a court of law or equity.  Because the parties recognize and agree that any material breach of paragraphs 8 or 12 will cause Carpenter or any of its affiliates or subsidiaries irreparable harm, Carpenter may seek specific performance or injunctive relief against Consultant if the latter betrays his promises.  The parties agree that the proper venue to address and resolve any material breach of this Agreement, whether it is based on paragraph 8, paragraph 12 or any other part of the text, shall be a court of competent jurisdiction located in Berks County, Pennsylvania.  The parties consent to the personal jurisdiction of this court for this purpose and each shall refrain from objecting to the court’s exercise of personal jurisdiction over the parties.

Property Interests

11.
All materials or tangible or intangible property interests created, directly or indirectly and regardless of form, as a result of Consultant’s efforts or involvement following the execution of this Agreement shall become solely the property of Carpenter.  These property interests shall each be considered a work made for hire on behalf of Carpenter.  To the extent any person makes a claim that these property interests are not valid works for hire, then Consultant shall assign to Carpenter all interests he or his estate may claim, and he shall assist Carpenter in resisting similar claims made by others.  If, following the express and timely consent of Carpenter, Consultant accepts an engagement with another person or entity and, during the course of the engagement, creates or participates in the creation of certain tangible or intangible property interests, then Carpenter shall not have any interests in that property if a) Consultant did not use, or cause others improperly to use, any Carpenter employee, resource or facility (as described in paragraph 3 or otherwise) to advance or facilitate the development of any aspect of that property interest; or b) Consultant failed to obtain timely written consent from Carpenter to pursue the engagement; or c) Consultant failed diligently to separate activities associated with the engagement from his obligations, duties and responsibilities to Carpenter under this Agreement.

12.
During the term of this Agreement and for three years following its termination for any reason, Consultant shall protect from unauthorized disclosure all of Carpenter’s trade secrets, confidences and proprietary information, including those owned or controlled by Carpenter’s affiliates and subsidiaries.  The parties recognize and agree that Consultant will be exposed regularly to Carpenter’s trade secrets, confidences and proprietary information, and that Carpenter and its affiliates and subsidiaries have lawful rights to expect that Consultant will not knowingly, recklessly or negligently make or facilitate any unauthorized disclosure of this information to any other person or entity.  The parties also acknowledge that Carpenter and its affiliates and subsidiaries will suffer irreparable harm if Consultant makes any unauthorized disclosure of its trade secrets, confidences or proprietary information.

Liability

13.
Consultant promises at all times to exercise due care while performing his duties under this Agreement.  If Consultant deliberately, or as a result of his failure to exercise due care, causes personal injury, injury to property, or losses of any kind while performing services called for or required by this Agreement, he shall indemnify, defend and hold Carpenter or any of its affiliates or subsidiaries harmless from any and all damage, liability or loss that resulted from his misconduct.

Compliance with Law

14.
Consultant promises at all times to comply with the requirements of law while performing services that are called for or required by this Agreement wherever he is required to appear and perform his assignments.  Without limiting the generality of this declaration and its broad geographic reach, Consultant shall comply always with the Foreign Corrupt Practices Act, any laws related to export compliance, any laws concerning the control or regulation of a publicly traded company, among other laws or regulation existing in the United States and elsewhere.

Termination by Carpenter

15.
Carpenter may terminate this Agreement upon five days written notice to Consultant for any of the following reasons.  It may terminate this Agreement if: a) Consultant violates any portion of Carpenter’s Code of Conduct for its employees, a publication that Carpenter may periodically change or amend; or b) Consultant is convicted of a felony offense; c) Consultant’s permanent physical or mental disability that renders him unable to perform any of his duties under this Agreement; d) Consultant’s death; d) Consultant’s material breach of any term of this Agreement; or e) any act by Consultant, whether if results in a conviction or a judicial determination of wrongdoing or not, that constitutes fraud, deceit, dishonesty or willful malfeasance; or f) the insolvency or bankruptcy of the Consultant.  If this termination occurs after any payments are made under this Agreement, Carpenter’s duty to make additional payments to Consultant or his representatives shall immediately cease.

Termination by Consultant

16.
Consultant may terminate this Agreement upon five days written notice to Carpenter for any of the following reasons.  He may terminate this Agreement if a) Carpenter or any of its affiliates or subsidiaries commits a material breach of any term of this Agreement; b) if Carpenter fails to make timely payment of any sum due him for his work or to reimburse him for his legitimate expenses; c) if Carpenter repeatedly asks Consultant to perform duties or tasks that would be unlawful or unreasonably would expose him to personal risk or significant financial risk; or d) the insolvency or bankruptcy of Carpenter.  If the basis for termination rests on subparagraphs a), b) or c) Consultant’s eligibility for medical and prescription benefits for the balance of the contract term shall not be affected, and Consultant may seek money damages for a material breach as provided by law.  In the event Consultant properly terminates his obligations under this Agreement in accordance with this paragraph, the restrictions imposed on him under paragraph 8 shall immediately become null, void and unenforceable.  The restrictions created by paragraph 8 shall immediately be reinstated, on a temporary basis, if Carpenter, within thirty days of receipt of a notice of termination, seeks a judicial determination that either the purported termination is void and ineffective or that, notwithstanding the purported termination, equitable or legal considerations require the continued enforcement of the terms of paragraph 8 for all or part of the term limiting competition.

Good Faith and Fair Treatment

17.
Following the tender of his resignation to Carpenter, and throughout the remaining term of this Agreement, the parties promise at all times to treat each other fairly and to execute the contractual obligations created by this Agreement in good faith.

Return of Property

18.
Consultant promises within seven days of any termination of this Agreement to return in good condition all property issued to him by Carpenter during the term of this Agreement.  In the event Carpenter terminates this Agreement before its planned expiration, it shall cause the return of Consultant’s property to him or his designated representative within seven days.

Change in Control

19.
The duties, responsibilities and obligations created by this Agreement shall not be affected by any material change in control of Carpenter that may occur after it is executed by Consultant.  Because it is an asset, Carpenter may, at its option, assign its rights under this Agreement to a buyer or successor as part of any transaction involving the conveyance of ownership or control of all or most of its business interests.  Consultant shall have no right whatsoever to object to this assignment.

Notices

20.
Any notices required or permitted by this Agreement shall be made to Carpenter by prepaid certified mail, return receipt requested addressed to Carpenter Technology Corporation, ATTENTION: General Counsel, Post Office Box 14662, Reading, Pennsylvania 19612-4664 and if to the Consultant addressed to Sunil Y. Widge, PhD at the mailing address noted above.

Assignment

21.	Except as provided in paragraph 19, this Agreement, and the rights and obligations created by it, shall not be transferred or assigned without first obtaining the written consent of the parties.

Entire Agreement

22.
This memorandum represents the parties’ entire agreement concerning the subject matter.  It supersedes all prior oral or written agreements between the parties concerning the subject matter.  Further, this Agreement may not be changed, modified or amended except in writing signed by all parties.

Governing Law

23.	This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

Dispute Resolution

24.
Any disputes related to this Agreement shall be addressed and resolved by the parties in three stages, each of which must be pursued by the aggrieved party before advancing to the next level.  First, the offended party shall notify the other of the issue in writing and, unless otherwise agreed by the parties in writing, the parties shall, within ten days of the date of the notice, meet in person to discuss and resolve the issue.  If they fail to resolve the dispute following this negotiation, or if they fail to complete their negotiations within twenty-one days of the date of the notice, the parties shall jointly submit the issue to non-binding mediation.  The mediation shall be conducted in good faith, and it shall be held at a place selected by the mediator in Berks County, Pennsylvania.  If the parties are not able to reach agreement concerning the mediator to be engaged, Carpenter shall pay the Boston office of JAMS to select a mediator from a list of qualified mediators who live or maintain an office in Pennsylvania, Delaware or New Jersey.  The parties shall jointly pay the mediator’s fees and expenses.  Unless otherwise agreed by the parties, the mediation shall be concluded within ninety days of the notice seeking negotiation.  If the dispute is not resolved fully through mediation, the aggrieved party may file suit in a court of competent jurisdiction in Berks County, Pennsylvania, and the parties shall consent to the personal jurisdiction of that court for that purpose.

EXECUTED AS A BINDING AND ENFORCEABLE AGREEMENT IN BERKS COUNTY, PENNSYLVANIA this 9th day of December 2008.

CARPENTER TECHNOLOGY CORPORATION

/s/ Ann L. Stevens
By: Ann L. Stevens
Its Authorized Agent

/s/ Sunil Y. Widge
Sunil Y. Widge, Ph.D.